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


                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 1



                             MCN ENERGY GROUP, INC.
                                   MAY 4, 2001
                                  9:00 A.M. CDT



Coordinator       Stewart Lawrence, sir, you may begin when ready.

S. Lawrence       Thank you, Todd.  Thanks for joining us this morning,
                  everybody. As Todd said, I'm Stewart Lawrence, director of investor relations for MCN Energy Group. I'm here with MCN's executive vice president and chief financial officer, Lee Dow. We also have on the line with us DTE Energy's senior vice president of finance and treasurer Dave Meador, who will be available to help answer any questions at the end if needed.

                  Before we get into the discussion I need to remind you that statements included in this conference call that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated, or budged in such forward-looking statements. A discussion of these risks and uncertainties is included in the company's periodic reports filed with the Securities and Exchange Commission.

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 2


                  I hope by now you've had the opportunity to read through the earnings release issued this morning. The purpose of this call is to review the first quarter results after which we'll entertain your questions.

                  Starting with the earnings review. For the quarter, we reported adjusted income of $63.8 million or $0.71 per diluted share, up slightly from the $0.70 per diluted share in the first quarter of last year. Weather-adjusted, we would have reported $0.76. There was the negative $0.05 per share impact from warmer than normal weather.

                  Consolidated net income came to $43.3 million. That included several cash and non-cash items. On the cash, side the significant item was about $83 million of net gains from asset sales, primarily our coal fines facilities as previously announced. On the non-cash side, we had a cumulative transition charge of about $100.6 million from the adoption of FAS 133, which is the accounting for derivatives and hedges. This charge came in right about where we estimated it would last quarter.

                  Moving on to individual segment results, gas distribution had operating and joint venture income of $164 million, up from $118 million in the 2000 first quarter. These results exclude modest merger costs in both periods. The increase is explained primarily by a $32 million increase in operating profits from the gas sales program as margins rose through the use of low cost gas from storage to meet the program's requirements.

                  Weather also had an impact on the results. While the weather was about 6% warmer than normal, that compares to more than 14% warmer than

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 3


                  normal in last year's first quarter. That's about a $15 million improvement in operating income quarter over quarter based on the weather.

                  The pipeline and processing segment had operating and joint venture income of $500,000, down from almost $6 million in last year's first quarter due to the sale of income producing properties as well as lower margins on gathering, processing and methanol production. The lower margins were in line with what we saw in the fourth quarter as we reported at our year-end conference and in line with what we expected to see in early 2001. Not included in this quarter's income number, of course, is the $128 million pretax gain on the sale of our six coal fines facilities. In the electric power segment, asset sales required under the merger agreement brought this segment to about break even on the quarter down from nearly $2 million of earnings in the first quarter of 2000. Again, this was in line with the fourth quarter results and our expectations for this year since not much remains within this segment.

                  The E&P segment also suffered from prior year asset sales as a 7% drop in production contributed to a decline in operating income, which declined to $3.2 million compared with $4.7 million in the 2000 first quarter. This segment has achieved significant operating cost reductions and should report favorably comparable results in future periods.

                  Energy marketing results are difficult to analyze for a number of reasons. As you may recall, a change in accounting for natural gas storage balances beginning in the second quarter of last year makes first quarter

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 4



                  comparisons next to impossible for the segment. Further complicating things is the first quarter adoption of FAS 133, the accounting for derivative instruments and hedging activities.

                  In addition to the cumulative transition charge I talked about earlier, energy marketing got hit with a current period mark to market loss of about $11 million from FAS 133 in the first quarter. This loss is tied to gas sales to power facilities. While we own and produce the gas that supplies these contracts, only the sales contracts themselves and not the physical gas that backs them up gets marked to market. When the futures strip price increases as it did during the first quarter, we report a loss. If the strip decreases we could see that loss get reversed.

                  Similarly, there was about a $5 million loss from marking to market non-hedged natural gas that remained in storage at the end of the quarter. This gas had been marked to more than $10 per MCF at year-end, then got marked down to less than $6 at the end of the quarter. On an ongoing basis we shouldn't see such large impacts from this kind of mark to market on hedged gas in storage.

                  Also effecting the quarter was about a $12 million loss as our marketing unit struggled to keep a flat book in a highly volatile market. The problem began in December, which was the coldest on record here in the Midwest, 23% colder than normal. Because of the extreme cold some commercial and industrial customers used significantly more gas than anticipated, which left us in a short position going into January. We bought to cover that short to protect our position in what looked to be a very cold January,

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 5


                  but then we got hit again since January weather turned out to 10% warmer than normal rather than colder as predicted. We were left selling unwanted high cost gas into a plunging market. It's highly unlikely such extreme swings in weather and prices will repeat. At any rate, we're working to reduce our exposure to such phenomenon, so we don't see these losses as an ongoing issue.

                  With that, let me go ahead and turn it over to Lee.

L. Dow Thank you, Stewart. First let me recap capital expenditures for the quarter as well as the year's outlook. For the quarter total expenditures was $35 million of which around $20 million of that was in the traditional utility distribution business and about $5 million to E&P segment as well as $10 million primarily in our wrapping the Vector construction.

                  For the year we continue to look at our total capital expenditures of $160 million, which we previously discussed as being around $110 million in the distribution and $30 million in E&P and then the other once again primarily in the pipeline segment of $20 million. On a cash basis let me point out again that this is a capital expenditure. It does not include proceeds on sales such as the coal fines in the first quarter as well as to the extent that we are able to sell our out of region assets that don't, long-term, fit into our strategy depending upon prices and our ability to negotiate deals. We of course will continue to pursue the process of selling those assets although not at fire sale pace or price.

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 6


                  As to the earnings outlook for 2001, other than the nickel impact of weather in the first quarter there was nothing that we discussed for the quarter that would change the guidance we provided on March 7, 2001 of $1.00 to $1.10 per share. Most of the items that Stewart discussed, particularly in energy marketing, relate to accounting issues that we believe we don't know any more about what the price of gas is going to be at year-end 2001 than I did three months ago. A lot of the volatility that we've experienced, nothing about that I believe is sustainable.

                  Now I'd like to close by providing an update on the ongoing status of the long pending merger with DTE Energy. As you know, on May 15th we will have a shareholder meeting to vote on the revised merger agreement. In addition with the filing of the revised U1A on April 27th, we now have a notice period that expires on May 17th with the Securities and Exchange Commission. These now represent the final steps for the merger to close. Assuming prompt action by the SEC, we expect to be able to close by or near the end of May. We at MCN look forward to finally uniting with DTE Energy to form the integrated energy company that has an exciting future here in the Midwest.

                  With that, I will turn it over to Todd so that we can open it up for any questions.

Coordinator       Thank you.  Our first question comes from David Frank of
                  Zimmer Lukas Partners.

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 7


D. Frank I just wanted to ask if you could go over the marketing segment again, some of those costs that were involved. You said there was a $12 million loss from volatility. You were short gas early. You went out to buy gas. You then sold it at a loss later.

S. Lawrence       Right.

D. Frank Is this marketing for customers that had signed on a choice program that will fall off at the end of this year?

S. Lawrence       No.  That has absolutely nothing to do with the choice
                  program within the gas distribution segment. This is the non-regulated energy marketing business, which sells bundled gas services to commercial and industrial customers.

D. Frank Just out of curiosity if you decided tomorrow that you no longer wanted to participate in gas marketing could you close it down or do you have contracts that go out for some specified time period?

L. Dow We have contracts that go out particularly with storage and transportation contracts, so we would have those costs. We wouldn't want to close it down because we think long-term there's value associated with the marketing business, but it is one that we have built assets around. I will emphasize, however, that this is an example in which the conservative policies of trying to maintain a flat book in the trading business has in fact hurt us by creating shorts and longs that I think a more actively managed and traded portfolio would have been more successful. I think this is one

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 8


                  area we believe that will have a revenue synergy in a post merger environment.

D. Frank Could you just go over again the other charges? I think you said you had $11 million mark to market losses and that's based on the strips, not the actual gas price that you had experienced. Then there's another charge. I didn't get the amount for marking gas inventory to market.

S. Lawrence       Yes.  David, the $11 million associated with gas sales
                  contracts to power facilities. These are contracts we entered into a long time ago that were backed up by our production from our Michigan properties. We've got production to serve these gas contracts. The problem with FAS 133 is that the owned gas that we have that is supplying the contracts doesn't get marked up or down based on current prices. The sales contracts themselves do get marked up or down. In this case because the period over which these contracts are in effect saw increased overall average prices then those sales contracts were considered that much farther out of the money and we took that hit.
                  Again, that's strictly an accounting issue. The gas is there to back it up.

L. Dow On that point we believe there is likely a way through other derivatives to make it so going forward we don't have this misleading disconnect of the impact of gas prices on one side of the transaction not being able to be offset by the other side. Our business strategy here was to have a low risk gas sales program supported by reserves and unfortunately the way the accounting treatment for these contracts is that it is creating the illusion of risk that doesn't exist.

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                          PAGE 9


S. Lawrence       The other charge, the $5 million approximately, we maintain some cushion gas that's not hedged for uses as needed. There's about 1.1, 1.2 BCF involved here that got marked up to $10 and something cents at the end of last year and then got marked down to less than $6 at the end of this quarter. Again, this is strictly an accounting issue, but it exists.

D. Frank Does your $1.00 to $1.10 guidance, what does that include from an operating contribution from gas marketing?

L. Dow We would expect the gas marketing business to be when you wash out a lot of the accounting to be able to continue to have or to have a very good contribution in 2001 of close to break even to $0.10.

D. Frank          Thank you very much.

L. Dow            You're welcome.

Coordinator       Our next question comes from Zach Schriber of Silcap.

Z. Schriber       We were just wondering if you can sort of tell us about the status of the gas storage draw downs. I guess I understand that you guys have some low cost gas in inventory, which you've been $0.50 per MCF, which you've been sort of sucking down and reselling that under the fixed price, the $2.85 per MCF. We're just wondering if that's what you're doing and that's what accounts for the majority of this positive $32 million for the quarter at the gas LDC. I was also wondering if you could talk to us about

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                         PAGE 10


                  the physical integrity of the storage. There's been some sort of scuttlebutt that potentially what you were doing could jeopardize the physical integrity of the storage. We're just wondering if you could address that.

L. Dow I'd be happy to. The first point, we are doing exactly what we have indicated since early in 2001 we were going to do and for that matter it was one of the hedges that we discussed as we went through the end of 2000. Much of the increase in the first quarter is in fact the result of the pulling out of storage gas at low cost.

                  Now from the physical standpoint we always cycle storage down at the end of the winter period. So that it's not that, physically, storage balances are any lower than they normally are at March 31st, but the key is that our expectation is that year-end 2001 we will not replace 25 BCF of the gas that we have pulled from storage and that in fact we will have gas contracts in the winter of 2002 where we're going to be buying flowing gas from third party suppliers rather than pulling from storage. There's nothing about the physical aspects up here that's changing. We will sell storage services to third parties in 2001, so storage balances owned by others will likely be higher in MichCon storage fields at the end of the year. But from integrity of the system and from reliability there's nothing that we're doing that would change or have any adverse impacts on that.

Z. Schriber       Can you tell us where storage levels are physically versus financially now versus where they were at the end of 1999, the end of 1998, and how much gas is actually in storage and how does that compare to what you've historically had in storage?

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                         PAGE 11


L. Dow I don't have the numbers in front of me, but as of March 31st our storage balances at MichCon are in line with what they've been in prior years. They are a lot lower than what they were in the December 31st period because clearly we have higher storage balances traditionally going into the winter period. We typically plan on cycling storage down to about a ten to 15 BCF of gas in storage at the end of the withdrawal cycle and I believe that's where we're at today as well.

Z. Schriber       Again, just to make sure I understand what you guys have
                  done is you've cycled physically the storage exactly the same way that you have historically, but what you've done, which is different, is you've re-categorized the inventory such that the gas, which you are actually physically taking out, you're charging yourself a lower cost of goods sold for that physical gas based on the reshuffling of the inventory.

L. Dow Yes. Reshuffling probably wouldn't be the word, but based on our expectations as of year-end we will not replace that gas.

Z. Schriber       Historically you do replace that gas at year-end, right?

L. Dow            Yes.  That's correct.

Z. Schriber       Why are you not going to replace that gas at year-end now?

L. Dow Because we are using this storage to take us through the gas choice program. We made a commitment with MPSC and our customers to have

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                         PAGE 12


                  a $2.95 price for the three years. This allows us to honor that commitment. We will instead in the winter of 2002 rather than relying upon the storage withdrawals as we would have in the past, we will be buying gas from flowing supplies from third parties.

Z. Schriber       Then it becomes a pure pass through.

L. Dow            Yes.

Z. Schriber       Great.  The final question is you mentioned this cushion
                  gas as 1.2 BCF where we took a hit when gas prices came down from $10 to $6 per MCF. What was the gain, which we experienced in the fourth quarter when gas prices shot up to $10 per MCF and how was that gain treated if you could just refresh us?

L. Dow For that gas it would have been in the quarter would have been written up from whatever the gas price was as of September of 2001, which was probably in the $4 range, $4 to $5 range. We probably marked up just one BCF or so from $5 to $10. There was a $5 million probably positive impact in the fourth quarter of 2000. This is just the reversal of that positive impact.

Z. Schriber       Got it.  Again, on the merger can you just go over those
                  key dates, which you spoke about in your prepared remarks, the key dates, which we should look out for again?

L. Dow The key date would be the shareholder meeting of MCN shareholders is May 15th. The proxy materials are out and the shareholders are voting.

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                         PAGE 13


                  We expect the comment period for the SEC approval under the Public Utility Holding Company Act is scheduled to expire May 17th.

Z. Schriber       Great.  Thanks so much, guys.

L. Dow            Thank you.

Coordinator       Our next question comes from Margaret Doris of First
                  Capital Alliance.

H. Chu Actually this is Henry Chu at First Capital. I'd like to clarify how the dividends will be from an MCN shareholder standpoint will be handled for the closing of the merger. Will we receive the May dividend as well as a DTE dividend for the payment in July or is there going to be some kind of prorated dividend for closure?

S. Lawrence       The MCN dividend is certain. That one's been declared. The shareholder meeting is not until May 15th, so MCN shareholders are certain to hit the record date of May 11th without risk of closing prior to that. That payment date is May 25th, which is relatively meaningless. If we closed before May 25th it doesn't make any difference, or after.

                  As far as qualifying for DTE's dividend, that one's not been declared. Dave might want to speak to it a little bit. It's normally this quarter's dividend, I believe the record date would be June 20th. If that's going to be the case here then if you're holding DTE shares as a result of converting or as a result of buying on the open market or as a result of holding for years and years, you would qualify for that dividend as long as

                                                          MCN ENERGY GROUP, INC.
                                                    MODERATOR:  STEWART LAWRENCE
                                                       MAY 4, 2001/9:00 A.M. CDT
                                                                         PAGE 14


                  you're a DTE stockholder at the dividend record date, which again has not been declared yet.

H. Chu As long as the transaction closes let's say hypothetically by the end of May then we'll be eligible to receive the DTE dividend.

S. Lawrence       That's correct.  This is the anticipated window period
                  where no coordination would be required, coordination of dividends.

H. Chu            Great.  Thank you very much.

Coordinator       At this time there are no further questions. I'll return the meeting to you, sir.

S. Lawrence       Thank you very much.  I appreciate everybody joining us
                  this morning and look forward to closing this deal and not having another call. Thank you very much.

L. Dow            Thank you.